Exhibit (h)(38)

MONEY MARKET SERVICES AGREEMENT

This Agreement is made as of June 30, 2010 by and between the funds identified on Appendix A hereto (each a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (“State Street” and together with the Funds, the “Parties”). Massachusetts Mutual Life Insurance Company (“MassMutual”) is a party to this Agreement solely for the purpose of Section 4.

Witnesseth:

WHEREAS, the Funds are open-end management investment companies registered with the U.S. Securities and Exchange Commission (the “SEC”) by means of a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”), and have established certain series that are “money market funds” within the meaning of Rule 2a-7 under the 1940 Act (“Rule 2a-7”) and which are listed on Appendix A hereto (each, a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Funds desire to retain State Street to furnish certain money market services to the Portfolios (the “Services”), and State Street is willing to furnish such Services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

1.       Engagement of State Street and services to be provided.

1.1       Services. State Street shall provide the Services to the Portfolios subject to the authorization and direction of the Funds, to assist the Portfolios’ compliance with the requirements of Rule 2a-7 and Rule 30b1-7 (“Rule 30b1-7”) under the 1940 Act that a money market fund: (i) conduct periodic stress testing of its ability to maintain a stable net asset value based upon certain hypothetical events; (ii) file with the SEC a monthly report of its portfolio holdings information on Form N-MFP current as of the last business day of the previous month, no later than the fifth business day of each month (the “Form N-MFP Deadline”); and (iii) post on its website, no later than the fifth business day of each month (the “Portfolio Holdings Deadline”), a schedule of its portfolio investment information as of the last business day of the previous month.

2.       Stress Testing Services

2.1.       Standard Stress Testing Suite Services.

2.1.1       State Street will provide stress tests based on State Street’s Standard Stress Testing Suite (described below). Testing will be performed daily, weekly, monthly or quarterly as directed by the Funds. State Street risk specialists will be available to assist the Funds in interpreting stress test results. State Street will stress test each Portfolio’s investment portfolio based on the following pre-determined events that are part of the Standard Stress Testing Suite:

(a)         Interest rate shifts. State Street will test for the impact of shifts in interest rates in multiple ways. First, State Street will apply changes in various interest rates equally across all points on the yield curve. In addition, State Street will perform “non-parallel” interest rate testing in which, for example, State Street will assume that long-term rates increased more than short-term rates or that mid-term rates shifted while long- and short-term rates remain fixed.

(b)       Increase in shareholder redemptions. State Street will perform tests in which it assumes that a certain number of shares are being redeemed at their stable net asset value at a time when the net asset value is, for example, $0.9975 and then measure the resulting impact on net asset value for remaining shareholders. State Street will also perform a combined test measuring the impact of shareholder redemptions and interest rate shifts.

(c)       Downgrades in, and defaults of, securities. Securities downgrades typically occur when credit spreads are widening. State Street will perform tests measuring the impact of credit spreads widening and narrowing. In addition, State Street will assume that individual securities in a Portfolio’s investment portfolio have defaulted and determine the default events that will cause a Portfolio to “break a buck.”

(d)       Comparative shifts in yields. State Street will measure the impact of widening and narrowing yields against various industry-standard benchmarks.

2.1.2     Stress Testing Reports. State Street will provide to the Funds stress testing reports with respect to the Portfolios at the agreed upon frequency in Excel or PDF format. Each report will include the dates the stress tests were performed and the magnitude of each hypothetical event that would cause the deviation of each Portfolio’s net asset value calculated using available market quotations (or appropriate substitutes which reflect current market conditions) from its net asset value per share calculated using amortized cost to exceed ½ of 1%. All reports will be provided in a manner that is reasonably acceptable to the Funds. State Street may from time to time add additional tests to the Standard Stress Testing Suite and will provide the results of such tests as part of the Services.

2.2.       Form N-MFP.

2.2.1       Subject to the authorization and direction of the Funds, in accordance with procedures that may be established from time to time between the Funds and State Street, State Street will prepare for review by designated officers of the Funds, or their designees, a monthly report in such format as is mutually agreed by the Parties and compliant with applicable SEC requirements on Form N-MFP and file it on behalf of the Funds as of the last business day of the previous month on or prior to the Form N-MFP Deadline.

2.2.2      In order to prepare Form N-MFP, State Street will aggregate data from its systems, authorized vendors and the Funds. The Funds acknowledge that certain data required in Form N-MFP will be provided by third parties including Items 30, 33 and 34 of Form N-MFP. The Funds further acknowledge that certain data required in Form N- MFP, if not obtainable from a third-party data source, must be provided by the Funds, including the General Information, Items 1 to10, Items 19, 20, 32, 34, 37 to 39, 43, 44 and 46 of Form N-MFP.

2.3.       Monthly Portfolio Holdings.

2.3.1       State Street will provide the Funds with the following portfolio holdings data required by Rule 2a-7 in such format as is mutually agreed by the Parties for each month prior to the Portfolio Holdings Deadline with respect to each Portfolio and each class thereof:

(a)	Dollar-weighted average portfolio maturity; and
(b)	Dollar weighted average life portfolio maturity determined without reference to the exceptions in Rule 2a-7(d) regarding interest rate readjustments.

2.3.2       State Street will provide the Funds the following portfolio holdings data required by Rule 2a-7 in such format as is mutually agreed by the Parties for each month prior to the Portfolio Holdings Deadline with respect to each security held by each Portfolio:

(a)	Name of the issuer;
(b)	Category of investment;
(c)	CUSIP (if any);
(d)	Principal amount;
(e)	Maturity Date;
(f)	Final Legal Maturity Date;
(g)	Coupon or Yield; and
(h)	Amortized cost value.

2.3.3       The Parties acknowledge that yield may be calculated by State Street or provided by the Funds and that the Funds shall confirm the Category of Investment determination suggested by State Street.

3.       Evidence of Authority.

State Street shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Funds. Instructions may be in writing signed by the authorized person or persons or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Parties. State Street may act on oral instructions if State Street reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved; the Funds shall cause all oral instructions to be confirmed in writing. .

4.       Compensation of State Street.

State Street shall be entitled to reasonable compensation for the Services and expenses of State Street, as agreed upon from time to time between MassMutual and State Street. Fees and expenses relating to the Services will be calculated and become due on a monthly basis. Such fees and expenses will be paid by MassMutual or an affiliate, and not by the Funds or any Fund.

5.       Responsibilities of the parties; indemnification; warranties and disclaimers.

5.1       State Street shall be entitled to rely on and may act upon advice of counsel of the Funds on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

5.2       The Funds acknowledge that the Services shall be used to assist the Portfolios to comply with their obligations under Rules 2a-7 and Rule 30b1-7. The Funds acknowledge that they and/or their respective Board(s) shall be responsible for designing appropriate stress testing systems for the Portfolios, including, but not limited to, the stress test applied, the assumptions used in each stress test and the data sources for each stress test, and for determining the appropriate intervals at which stress tests should be conducted. The Funds acknowledge that the Portfolios’ investment adviser(s) or subadviser(s) shall have the responsibility of assessing the Portfolios’ ability to withstand the events that are reasonably likely to occur within the following year. The Funds acknowledge that they shall be solely responsible for any decision made or action taken in reliance on the stress testing reports or other data or information included in the Services provided by State Street.

5.3       The Funds represent and warrant to State Street that, if applicable, each Fund has any necessary licenses from each nationally recognized statistical ratings organization whose ratings may be required to be set forth in its Forms N-MFP as contemplated hereby.

5.4       The Funds acknowledge that it shall be their responsibility to retain for the periods prescribed by Rule 2a-7 or other applicable regulations, (i) the stress testing reports produced by State Street; (ii) the Forms N-MFP produced by State Street; and (iii) the portfolio holdings information on their website.

5.5       The Parties acknowledge that State Street is required to rely upon data provided by the Funds or third parties (“Data”) in providing the Services. State Street does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing or the standard of care set out in Sections 5.7 and 5.8, State Street will not be liable for any delays in the transmission of reports, Forms N-MFP, portfolio holdings information or transmission of Data or inaccuracies of, or errors in or omission of, Data in connection with the provision of the Services in each case provided by the Funds or any other third party. Except as explicitly set forth herein, State Street shall assume no liability to MassMutual or the Funds of any kind or nature whatsoever in relation to this Agreement or the Services.

5.6       The Funds acknowledge and agree that the Services do not constitute investment advice or recommendations of any kind and State Street is not acting in a fiduciary capacity in providing the Services.

5.7       In no event shall State Street, any of its affiliates, nor any of their respective officers, directors, employees, representatives or agents (collectively, the “State Street Indemnified Parties”) be liable to the Funds, their investment adviser(s), or any other third party including, without limitation, any client of, or investor or participant in, the Funds for any losses, damages, costs, expenses or any other matter relating to the Services, including, without limitation, results therefrom, except that State Street shall be liable to the Funds to the extent of any loss or expense resulting directly from State Street’s negligence, bad faith or willful misconduct in connection with its performance of the Services.

5.8       The Funds shall indemnify and hold State Street and the State Street Indemnified Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including, without limitation, reasonable legal fees and costs of investigation, (a “Claim”) arising as a result of (i) State Street’s use of the Data provided by the Funds or third parties to State Street required in order to provide the Services; or (ii) any use of the Services by the Funds, except to the extent any such Claim results directly from the negligence, bad faith or willful misconduct of State Street or any other State Street Indemnified Party in connection with its performance of the Services.

5.9       In the event State Street or any State Street Indemnified Parties are held liable for any reason as to the Services, such liability shall be limited to the direct damages incurred by the Funds not to exceed two times the aggregate amount of fees paid by MassMutual (or any of its affiliates) to State Street for the Services for the 12 months preceding the occurrence of the first event giving rise to any such direct damages. Notwithstanding the foregoing, for purposes of calculating the annual cumulative liability of State Street for the first twelve months of this Agreement, the limitation on liability shall be equal to two times the fees to be paid for the first twelve months of this Agreement.

5.10       Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder regardless of whether such damages could have been foreseen or prevented by such Party.

5.11       Notwithstanding anything to the contrary in this Agreement, in no event shall a Party to this Agreement be liable to the other Party or any third party for any Claim resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, terrorism or insurrection, or (ii) other happenings or events beyond the reasonable control of the Party affected.

5.12       The Funds understand that the nature of the Services provided under this Agreement are distinct from the services provided under any other agreement between State Street and the Funds and/or MassMutual, including any custody, fund accounting or fund administration services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Services. Without limiting the generality of the foregoing, no provision of this Agreement shall limit or be read to limit any obligation or liability of State Street or any affiliate of State Street arising out of or relating to any other agreement or arrangement between the Funds and State Street or such affiliate or any other service provided by State Street or such affiliate, including without limitation any service that may affect or rely in any way on the Services.

5.13        EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET EXPRESSLY DISCLAIMS ANY AND ALL (I) WARRANTIES CONCERNING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE (INCLUDING INVESTMENT DECISIONS), (II) WARRANTIES AS TO ANY RESULTS TO BE OBTAINED FROM ANY USE OF THE SERVICES OR INFORMATION DERIVED FROM THE SERVICES, AND (III) WARRANTIES THAT THE RESULTS OF THE STRESS TESTING REPORTS ARE IN ANY WAY GUIDANCE FOR THE FUNDS, THEIR RESPECTIVE ADVISOR(S) OR SUB-ADVISOR(S), IF APPLICABLE, TO DETERMINE THE SUITABILITY OR DESIRABILITY OF ANY INVESTMENT DECISION OR ANY INVESTMENT IN ANY PARTICULAR SECURITY OR SECURITIES IN GENERAL.

6.       Effective Period, Termination and Amendment.

6.1       This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice.

6.2       Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio. The provisions of Section 5 of this Agreement shall survive termination of this Agreement for any reason.

6.3       This Agreement may be amended at any time in writing by mutual agreement of the Parties hereto.

7.        General.

7.1       Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

7.2       Prior Agreements. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between the Funds and State Street relating to the Services.

7.3       Assignment. This Agreement may not be assigned by either Party without the written consent of the other Party, which shall not unreasonably be withheld; provided however, that State Street may assign this Agreement to a party controlling, controlled by or under common control with State Street upon sixty (60) days written notice to the Funds.

7.4       Construction. This Agreement shall be deemed and construed to be a separate agreement between State Street and each Fund separately, as if each Fund had executed the Agreement solely for its own account. Under no circumstances will any Fund have any obligation or liability in respect of the Services provided to any other Fund.

7.5       Additional Portfolios. In the event that any Fund establishes one or more Portfolios in addition to those set forth on Appendix A hereto with respect to which the Fund desires to have State Street render the Services under the terms hereof, the Fund shall so notify State Street in writing, and if State Street agrees in writing to provide such Services, such series of shares shall become a Portfolio hereunder.

7.6       Representations and Warranties. Each of State Street and the Funds represents and warrants that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the applicable Party or any law or regulation applicable to it.

7.7       Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to a Party hereto will be sufficiently given if addressed to such Party and delivered via (i) United States Postal Service registered mail, (ii) telecopier with written confirmation, (iii) hand delivery with signature to such Party at its office at the address set forth below, namely:

In the case of notices sent to a Fund to:

[Name of Fund]

1295 State Street

Springfield, MA 01111

Attention: President of the Fund

With a copy to: Clerk of the Fund

In the case of notices sent to State Street to:

State Street Bank and Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, Massachusetts 02117-9130

Attention: MassMutual Client Manager

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mutual Funds Legal Department

or at such other place as such Party may from time to time designate in writing.

7.8       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

7.9       Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

7.10       Confidentiality. This Agreement contains confidential information of the Parties and shall not be disclosed by a Party to any third party without the prior written consent of the other Party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization.

Furthermore, both parties hereto agree than any non-public information obtained hereunder from or concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

7.11        Limitation of Liability. A copy of the Agreement and Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, agents, employees or shareholders of each Fund but are binding only upon the assets and property of each Fund.

Signature Page

In Witness Whereof, each of the Parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name: Michael Rogers
Title: Executive Vice President

MassMutual Premier Funds
On behalf of MassMutual Premier Money Market Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

MML Series Investment Fund II
On behalf of MML Money Market Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

Massachusetts Mutual Insurance Company
Only as to Section 4

By:	/s/ Eric Wietsma
Name: Eric Wietsma
Title: Senior Vice President

Schedule A

Funds/Portfolios/Classes

Funds	Portfolios	Classes (if more than one)
MassMutual Premier Funds	MassMutual Premier Money Market Fund	A, Y, S
MML Series Investment Fund II	MML Money Market Fund	Initial Class